EXHIBIT 99.1

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Peekay Boutiques, Inc. (the "Company"), originally filed on May 5, 2015, and any and all amendments thereto, registering securities for issuance in the Company's offering (the "Registration Statement"), as a person who shall become a director on the Company's Board of Directors upon the completion of the offering, and consents to the filing of this consent as an exhibit to the Registration Statement.

Dated: December 31, 2015

By:	/s/ Phyllis Heppenstall
Phyllis Heppenstall